Exhibit 4.3

DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
DESCRIPTION OF COMMON STOCK
The following description of the common stock, par value $0.001 per share of Natus Medical Incorporated (“Natus,” we,” “us,” and “our”) is based upon our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) Company’s certificate of incorporation as currently in effect (the “Certificate of Incorporation”), our Second Amended and Restated Bylaws (the “Bylaws”) and applicable provisions of law. We have summarized certain portions of the Certificate of Incorporation and Bylaws below. The summary is not complete and is subject to, and is qualified in its entirety by express reference to, the provisions of the our Certificate of Incorporation and Bylaws, each of which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part.
Authorized Capital Stock
Under the Certificate of Incorporation, our authorized capital stock consists of 120,000,000 shares of common stock and 10,000,000 shares of preferred stock, par value $0.001 per share.
Common Stock
Voting Rights
Holders of our common stock are entitled to one vote per share for the election of directors and on all matters that require stockholder approval.
Dividend Rights
Subject to any preferential dividend rights granted to the holders of any shares of any preferred stock that may at the time be outstanding, holders of the common stock are entitled to receive dividends when, as and if declared from time to time by our board of directors out of funds legally available therefor.
Rights upon Liquidation
Subject to any preferential rights of any then outstanding preferred stock, the holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any then outstanding preferred stock.
Other Rights
Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of our common stock, or any conversion, call or redemption rights.
Transfer Agent and Exchange Listing
The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc., P.O. Box 1342, Brentwood, NY 11717. Our common stock is listed on the Nasdaq Stock Market under the trading symbol “NTUS.”
Preferred Stock
The board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to determine and alter the powers, rights, preferences and privileges and the qualifications, limitations and restrictions granted to or imposed upon such series. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of Natus.
Certain Provisions of the Certificate of Incorporation and Bylaws

Certain additional provisions of our Certificate of Incorporation and Bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Action by Written Consent; Special Meetings of Stockholders. Our Certificate of Incorporation and Bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by a majority of the board of directors, the Chairman of the Board, the Chief Executive Officer or holders of at least 10% of the shares of our capital stock entitled to vote at such a meeting.
Removal of Directors and Vacancies. Our Certificate of Incorporation provides that our directors may be removed without cause by the affirmative vote of at least 66-2/3% of the voting power of all outstanding stock. This requirement of a supermajority vote to remove directors without cause could enable a minority of our stockholders to prevent a change in the composition of our board. Vacancies in the board of directors may be filled by a majority of the remaining directors, even if less than a quorum, or by a sole remaining director; however, a vacancy created by the removal of a director by the vote or written consent of the stockholders or by a court order may be filled only by the affirmative vote of a majority of shares represented and voting at a duly held meeting at which a quorum is present, or by the unanimous written consent of all shares entitled to vote thereon.
Advance Notice Procedures. Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.

Certain Anti-Takeover Effects of Delaware Law

We are subject to Section 203 of the General Corporation Law of the State of Delaware (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	Prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
At or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.